Exhibit 99

Titan Wheel Corporation of Illinois Issues Summer Bonus to Employees

QUINCY, Ill. - July 1, 2008 - Titan Wheel Corporation of Illinois, a subsidiary of Titan International, Inc. (NYSE: TWI), will issue a summer bonus to its employees on Wednesday, July 2, 2008. Its Quincy, Illinois, employees will receive a portion of their bonus in $2 bills. Titan Wheel President Ron Schildt said the total bonus payout for the subsidiary, with locations in Quincy, Illinois, and Saltville, Virginia, is over $2 million (U.S. dollars).
     “We are fortunate to have a great group of employees who work together for the success of Titan,” said Schildt. “It is important to show appreciation where it counts—in the local economy. As each $2 bill circulates, the community will be reminded that American manufacturing is important to the future of our country.”
    Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications. Visit www.titan-intl.com for more information.

Contact: Courtney Leeser
Communications Coordinator
(217) 221-4489